Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
February 28, 2006	Peter Thonis
(212) 395-2355
peter.thonis@verizon.com

Verizon Vice Chairman Says Fast MCI Integration, Fiber Network Deployment Scale Set Stage for Cost-Reduction and Revenue Opportunities, Future Earnings Growth

NEW YORK – Major Domestic Telecom business initiatives are setting the stage for significant cost-reduction and revenue opportunities for Verizon Communications Inc. (NYSE:VZ), according to Vice Chairman and President Lawrence T. Babbio Jr.

Based on strong confidence in the economics of Verizon’s business model, Babbio said he saw opportunities to beat synergy targets related to the company’s merger transaction with MCI, Inc. He also said that, as the company reaches scale in the deployment of its advanced fiber broadband and video network, costs are dramatically being reduced, operational efficiencies are increasing and the company is gaining momentum in the marketplace.

“Our business model focuses on creating value and driving earnings and growth,” Babbio said at an investors’ conference here. “Having the best networks has proven over the years to be the most efficient way to run the business and, ultimately, also the best way to generate steady margins, solid returns on capital, strong cash flows and substantial financial performance.”

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Fast Start at Verizon Business

Babbio said the fast operational start at Verizon Business, which was formed from Verizon and MCI enterprise assets in January to serve business and government customers, indicates that additional synergies are achievable beyond the current targets, which have a net present value of $8 billion.

In its first 60 days, Verizon Business has begun migrating off-network voice and Internet protocol traffic on to Verizon’s networks, generating cost synergies. Babbio said that Verizon is targeting revenue growth in 2006 at Verizon Business and that the company sees “significant upside” on the margins in this business.

Included in the MCI synergies is a previously announced workforce reduction of 7,000 over three years. Babbio said today that approximately 3,500 of those reductions will occur in 2006, on a base of 35,000 employees in Verizon Business.

Babbio said that new revenue opportunities at Verizon Business will help expand and diversify Verizon’s total revenue base, which is evolving toward a higher percentage of wireless and broadband services in all market segments. He noted that Verizon’s overall exposure to the traditional consumer voice segment will be reduced in half, from about 25 percent of total revenues in 2002 to a percentage in the low teens in 2007.

Fiber Deployment Gains Scale

Regarding Verizon’s fiber deployment, Babbio said, “We have a very clear financial plan that, as we see this technology scale, we will rapidly and dramatically improve the financial impact that we see in the coming years.”

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Babbio said the company has targeted costs of $890 in 2006 to pass a home or business with a fiber-optic network capable of providing Verizon’s advanced FiOS data and video services. This cost, which includes a blend of aerial and underground deployment, had averaged $1,400 at the start of 2005.

Babbio said that at the beginning of 2005 Verizon’s fiber network was passing an average of 100,000 premises per month, and by the end of the year it was passing an average of 235,000 premises per month, as the deployment ramped up to its current and ongoing run rate.

As the network deployment continues to scale up, the same trend applies to costs to connect a premises, Babbio noted. In January 2005 Verizon’s connection costs averaged $1,200, and the goal in 2006 is $715.

Babbio said that this fiber network will dramatically reduce the costs in Verizon’s outside plant by at least 40 percent, with opportunities for further cost reductions in the future.

He added that the initial market response to FiOS data and video services has been strong. He said the company is well on its way to its goal of 30 percent data market penetration in five years, with upside potential to do better, and he noted that the company is targeting 25 percent penetration in the video market in five years.

Babbio said that most new FiOS data customers are migrating from dial-up services or are switching from cable offerings, and that churn rates for FiOS data customers are below churn rates for other broadband customers, indicating a high degree of customer satisfaction.

Verizon expects to build out a network capable of delivering new FiOS TV services to a total of from 3 million to 4 million premises by year-end 2006, Babbio added. He said that obtaining cable TV franchise approvals are “a key element in our ability to get to market” and

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that “we believe there is a shifting momentum” in efforts to allow Verizon to offer more choice to consumers for video services.

Verizon Communications Inc. (NYSE:VZ), a Dow 30 company, is a leader in delivering broadband and other communication innovations to wireline and wireless customers. Verizon operates America’s most reliable wireless network, serving 51.3 million customers nationwide; one of the most expansive wholly-owned global IP networks; and one of the nation’s premier wireline networks, serving home, business and wholesale customers. Based in New York, Verizon has a diverse workforce of approximately 250,000 and generates annual consolidated operating revenues of approximately $90 billion. For more information, visit www.verizon.com.

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NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the extent and timing of our ability to obtain revenue enhancements and cost savings following our business combination with MCI, Inc.